Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Rockwell Medical, Inc. and Subsidiaries on Form S-8 of our report dated April 8, 2022, with respect to our audits of the consolidated financial statements of Rockwell Medical, Inc. and Subsidiaries as of December 31, 2021 and 2020, and for each of the years in the two year period ended December 31, 2021, appearing in the Annual Report on Form 10-K of Rockwell Medical, Inc. and Subsidiaries for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP

Chicago, IL

August 15, 2022